CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges                 Exhibit 12(ii)
 and Ratio of Earnings to Fixed Charges and Preferred Dividends

                                                                      2002                     Year Ended December 31,
                                                             ---------------------  -----------------------------------------------
                                                              3 Months   12 Months
                                                               Ended       Ended
                                                               Dec 31      Dec 31     2001 (1)       2000        1999        1998
                                                             ---------   ---------   ---------    ---------   ---------   ---------
      Earnings:
A.        Net Income                                         $   6,880   $  32,524   $  44,178    $  52,595   $  51,881   $  52,544
B.        Federal & State Income Tax                             4,661      39,030      (7,637)      37,150      28,144      28,627
                                                             ---------   ---------   ---------    ---------   ---------   ---------
C.        Earnings before Income Taxes                       $  11,541   $  71,554   $  36,541    $  89,745   $  80,025   $  81,171
                                                             =========   =========   =========    =========   =========   =========
D.        Fixed Charges
               Interest on Mortgage Bonds                          263       2,136       5,211       11,342      13,057      14,225
               Interest on Other Long-Term Debt                  2,729       9,819      10,446       12,864      11,094       8,890
               Other Interest                                    2,784      11,772      11,820        6,251       4,860       3,639
               Interest Portion of Rents                           184         749         801          962         993       1,004
               Amortization of Premium & Expense on Debt           324       1,249       1,350        1,170         993         924
                                                             ---------   ---------   ---------    ---------   ---------   ---------
                      Total Fixed Charges                    $   6,284   $  25,725   $  29,628    $  32,589   $  30,997   $  28,682
                                                             =========   =========   =========    =========   =========   =========

E.        Total Earnings                                     $  17,825   $  97,279   $  66,169    $ 122,334   $ 111,022   $ 109,853
                                                             =========   =========   =========    =========   =========   =========


      Preferred Dividend Requirements:
F.        Allowance for Preferred Stock Dividends
                    Under IRC Sec 247                        $     451   $   2,161   $   3,230    $   3,230   $   3,230   $   3,230
G.        Less Allowable Dividend Deduction                        (31)       (127)       (127)        (127)       (127)       (127)
                                                             ---------   ---------   ---------    ---------   ---------   ---------
H.        Net Subject to Gross-up                                  420       2,034       3,103        3,103       3,103       3,103
I.        Ratio of Earnings before Income
               Taxes to Net Income (C/A)                         1.677       2.200       0.827        1.706       1.542       1.545
                                                             ---------   ---------   ---------    ---------   ---------   ---------
J.        Pref. Dividend (Pre-tax) (H x L)                         704       4,475       2,566        5,294       4,785       4,794
K.        Plus Allowable Dividend Deduction                         31         127         127          127         127         127
                                                             ---------   ---------   ---------    ---------   ---------   ---------
L.        Preferred Dividend Factor                                735       4,602       2,693        5,421       4,912       4,921
M.        Fixed Charges (D)                                      6,284      25,725      29,628       32,589      30,997      28,682
                                                             ---------   ---------   ---------    ---------   ---------   ---------
N.        Total Fixed Charges and Preferred Dividends        $   7,019   $  30,327   $  32,321    $  38,010   $  35,909   $  33,603
                                                             =========   =========   =========    =========   =========   =========

O.        Ratio of Earnings to Fixed Charges (E/D)                2.84        3.78        2.23         3.75        3.58        3.83
                                                             =========   =========   =========    =========   =========   =========
P.        Ratio of Earnings to Fixed Charges and
          Preferred Dividends (E/N)                               2.54        3.21        2.05         3.22        3.09        3.27
                                                             =========   =========   =========    =========   =========   =========

(1) The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson Gas & Electric Corporation in its fossil generating plants and the Nine Mile 2 Plant; including the recording of a significant amount of federal investment income tax credits.